Household Finance Corporation
Household Revolving Home Equity Loan
Revolving Home Equity Loan Asset Backed
Certificates - Series 1996-1
P & S Agreement Date:     May 1, 1996
Original Settlement Date: May 23, 1996
Series Number of Class A-1 Certificates:
441919AJ6

Original Sale Balance:
$819,278,000


                                           Sum of 1/20/98 -
                                               12/21/98
1998 AGGREGATE PAYMENTS                   Distribution Dates

Distribution Date                           Total 1998 (1)

Class A-1 Interest Distributed                 27,565,514.56
Class A-1 Interest Pymt Factor (per             33.646106157
1,000)

Investor Principal Distribution A-1           221,400,322.32
Class A-1 Principal Pymt Factor (per           270.238334631
1,000)


(1) These amounts represent cash
distributions paid by the trust during
the 1998 calendar year.
As such, they do not represent the
economic accrual of interest for tax
purposes.